Exhibit 99.1

Tesla Vehicle Production & Deliveries and Date for Financial Results & Webcast for Fourth Quarter 2022

In the fourth quarter, we produced over 439,000 vehicles and delivered over 405,000 vehicles. In 2022, vehicle deliveries grew 40% YoY to 1.31 million while production grew 47% YoY to 1.37 million.

We continued to transition towards a more even regional mix of vehicle builds which again led to a further increase in cars in transit at the end of the quarter.

Thank you to all of our customers, employees, suppliers, shareholders and supporters who helped us achieve a great 2022 in light of significant COVID and supply chain related challenges throughout the year.

Q4 2022
	Production	Deliveries	Subject to operating lease accounting
Model S/X	20,613	17,147	9%
Model 3/Y	419,088	388,131	4%
Total	439,701	405,278	4%

2022
	Production	Deliveries
Model S/X	71,177	66,705
Model 3/Y	1,298,434	1,247,146
Total	1,369,611	1,313,851

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Tesla will post its financial results for the fourth quarter and full year ended December 31, 2022 after market close on Wednesday, January 25, 2023. At that time, Tesla will issue a brief advisory containing a link to the Q4 and full year 2022 update, which will be available on Tesla’s Investor Relations website. Tesla management will hold a live question and answer webcast that day at 4:30 p.m. Central Time (5:30 p.m. Eastern Time) to discuss the Company’s financial and business results and outlook.

What: Date of Tesla Q4 and full year 2022 Financial Results and Q&A Webcast
When: Wednesday, January 25, 2023
Time: 4:30 p.m. Central Time / 5:30 p.m. Eastern Time
Q4 & FY 2022 Update: http://ir.tesla.com
Webcast: http://ir.tesla.com (live and replay)

Approximately two hours after the Q&A session, an archived version of the webcast will be available on the Company’s website.

For additional information, please visit http://ir.tesla.com.

Investor Relations Contact:

ir@tesla.com

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q4 and full year 2022 earnings. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Statements herein regarding our production and delivery volumes are “forward-looking statements” based on management’s current expectations and are subject to risks and uncertainties. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.